Exhibit 99.1

September 29, 2010

Mr. Jonathan Rich
22 Corporate Woods Blvd.
Albany, New York 12211

Dear Jonathan:

This letter agreement (this “Agreement”) formalizes our discussions regarding the terms and conditions of your separation from service with Momentive Performance Materials Inc. (the “Company”).

Separation from Service

Your employment with the Company will terminate on October 1, 2010 (the “Separation Date”).  You and the Company agree that for all purposes of the Employment Agreement dated as of June 1, 2007, between you and the Company (the “Employment Agreement”), your termination of employment is a termination by the Company without Cause, and you will receive the applicable benefits set forth in Section 4(a) of the Employment Agreement (subject to your delivery and non-revocation of a release of claims in accordance with Section 4(d) of the Employment Agreement, and subject to the provisions of Section 7 of the Employment Agreement).  The Separation Date shall be the “Date of Termination” for purposes of the Employment Agreement.

Equity Interests

You and the Company agree that the stock options granted to you under the Company’s 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the Non Qualified Stock Option Agreement (the “Option Agreement”) between you and the Company, dated June 1, 2007 (all capitalized terms in this paragraph not defined in this Agreement shall have the meanings ascribed to them in the 2007 LTIP or Option Agreement, as applicable), will be treated as follows: (i) all of your Tranche A Options shall become Vested Options as of the Separation Date and shall remain outstanding until the expiration of the scheduled Option Term (determined without regard to the continued service requirement) and (ii) all of your Tranche B Options and Tranche C Options shall remain outstanding until the expiration of the scheduled Option Term (determined without regard to the continued service requirement) and shall vest if the applicable performance goals are achieved.  For the avoidance of doubt, the Options shall remain subject to the provisions of Article X of the 2007 LTIP.  Notwithstanding the foregoing, the provisions of Section 15 of the Option Agreement shall remain in full force, and upon any violation (other than in an immaterial manner) by you of Section 6 of the Employment Agreement (in accordance with Section 7 thereof), all Options shall cease to be exercisable and shall be forfeited, provided that the Company acknowledges and agrees that your contemplated employment with Berry Plastics Corporation shall not be a violation of Section 15 of the Option Agreement or Section 6 of the Employment Agreement.
                        You and the Company agree that, on a date to be determined by you between the date hereof and December 15, 2010 (you must give the Company reasonable advance notice of such date), you will sell 12,750 shares of Common Stock (as defined in the Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among the Company and the holders that are party thereto (the “Securityholders Agreement”)) to the Company at your original cost of $100 per share.  Following the consummation of the transactions contemplated by the Combination Agreement (as defined below), the foregoing obligation shall be to sell a number of common units in Holdco (as defined in the Combination Agreement) into which such shares of Common Stock have been converted and the price shall be adjusted accordingly.  The Company and the Apollo Group (as defined in the Securityholders Agreement) each agree that they will not exercise their call rights under Section 6 of the Securityholders Agreement with respect to other shares of Common Stock that you hold or acquire in the future (or any other securities into which such shares of Common Stock may be subsequently converted).

Additional Terms and Conditions

In consideration for the services you have provided the Company through the execution of the Combination Agreement between the Company, Hexion LLC and others, dated September 11, 2010, (the “Combination Agreement”) the Company shall pay you, within thirty (30) days of your Separation Date, an amount equal to $350,000.

You agree and acknowledge that the restrictive covenants set forth in Sections 5 and 6 of the Employment Agreement remain in full force and effect.  The Company acknowledges and agrees that your contemplated employment with Berry Plastics Corporation shall not be a violation of such restrictive covenants.

You agree to reasonably cooperate (at the Company’s expense) with the Company in connection with any and all existing or future investigations or litigation of any nature brought against the Company or any of its affiliates involving events that occurred during your employment with the Company.  To the extent legally permitted, you agree to notify the Company immediately if subpoenaed or asked to appear as a witness in any matter related to the Company or one of its affiliates that involves your employment with the Company.

Within thirty (30) days upon presentation of appropriate documentation, the Company shall pay your reasonable and documented legal fees and related expenses, in an amount not to exceed $5,000, incurred in connection with the drafting, negotiation and execution of this Agreement.

This Agreement constitutes the entire understanding between you and the Company with respect to the subject matter hereof.  The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

This Agreement shall in all respects be governed, construed and enforced by and in accordance with the laws of the State of Delaware, without regard to choice of law rules.

Sincerely yours,

MOMENTIVE PERFORMANCE MATERIALS INC.

/s/ Douglas A. Johns

By:    Douglas A. Johns
Title:  General Counsel and Secretary

Agreed:

/s/ Jonathan Rich ______________
Jonathan Rich

September 29, 2010
Date

Acknowledged (solely for purposes of the reference to Section 6 of the Securityholders Agreement):

/s/ Stan Parker
On behalf of the Apollo Group

September 29, 2010
Date

[J. Rich Separation Agreement]